Exhibit 99.1

Span-America Reports Improved Third Quarter 2015 Results

Sales Up 19% to $15.8 Million

Net Income Jumps 155% to $0.32 Per Diluted Share

GREENVILLE, S.C.--(BUSINESS WIRE)--August 5, 2015--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported improved results for the third fiscal quarter and nine months ended June 27, 2015 compared with the same periods in fiscal 2014. Net sales for the third quarter of fiscal 2015 rose 19% to $15.8 million compared with $13.3 million in the third quarter of fiscal 2014. Net income for the third quarter of fiscal 2015 increased by 155% to $963,000, or $0.32 per diluted share, compared with $378,000, or $0.13 per diluted share, in the third quarter of fiscal 2014.

“Our improved sales and earnings for the third quarter reflect increased demand for our medical, consumer and industrial products,” stated Jim Ferguson, president and chief executive officer of Span-America. “Custom products sales rose 40% to $4.1 million, and medical sales were up 13% to $11.7 million compared with the third quarter of last year. The growth in custom products sales came from our consumer bedding products, including higher sales to a large retail customer, and continued volume gains from our industrial products. Our medical sales were up due to broad-based demand for M.C. Healthcare’s beds and related products combined with higher sales of our therapeutic support surfaces.

“We are encouraged by the strong performance from our M.C. Healthcare and therapeutic support surface product lines during the third quarter. We continued to see steady quoting activity for our medical and consumer products in the third quarter, which is normally a good indicator of future sales growth. As a result, we expect to have a solid fourth-quarter sales and earnings performance, which should give us a strong finish to fiscal year 2015,” continued Ferguson.

Third Quarter Results

Sales for the third quarter of fiscal 2015 rose 19% to $15.8 million compared with $13.3 million in the third quarter of fiscal 2014. The sales increase was due to solid growth in volume from our medical and custom products business units. Sales in the medical segment increased by 13% to $11.7 million due to strong growth from our M.C. Healthcare products and our therapeutic support surfaces. Sales in the custom products segment were up by 40% to $4.1 million due to volume growth from our consumer bedding and industrial product lines.

Medical Segment – Total medical sales increased by 13% to $11.7 million in the third quarter of fiscal 2015 compared with $10.3 million in the third quarter last year. The increase in medical sales was the result of strong demand for our M.C. Healthcare products combined with solid growth from our therapeutic support surface product lines compared with the third quarter last year.

Sales of M.C. Healthcare beds and related products increased by 39% to $3.3 million compared with $2.4 million in the third quarter last year. The M.C. Healthcare sales growth was broad-based across our most popular bed products. The Encore® bed, our newest entry for the long-term care bed market, was a sales leader for M.C. Healthcare in the third quarter.

“We are pleased to see the advanced Encore bed continue to gain momentum among our customers, and we look forward to further growth from our M.C. Healthcare products,” stated Ferguson.

Sales of Span-America’s other medical product lines increased by 6% to $8.4 million compared with $7.9 million in the third quarter of fiscal 2014. The increase was due primarily to our therapeutic support surfaces and, to a lesser extent, from our Risk Manager™ bedside safety mat and our Selan® skin care products. Sales in our largest product line, therapeutic support surfaces, increased by 11% to $5.9 million compared with $5.3 million in the third quarter last year. Within the therapeutic support surface group, sales of our powered products, including the newest PressureGuard® Custom Care® and Protocol® products, increased by 4% while sales of our non-powered Geo-Mattress® products increased by 20% compared with the third quarter last year. Sales of all other pressure management products, including overlays, positioners and seating products, decreased by 8% during the third quarter to $2.0 million compared with $2.2 million in the year-earlier quarter.

Custom Products Segment – Total custom products sales increased by 40% in the third quarter to $4.1 million compared with $3.0 million in the third quarter last year. Most of the sales growth came from our consumer bedding products, which grew 55% to $3.1 million compared with $2.0 million in the third quarter last year. The consumer sales growth came almost entirely from a large retail customer after regaining the majority of its business, which we lost for a period of time in fiscal 2014 as previously reported.

Sales from our industrial product lines, included within the custom products segment, rose 8% to $1.0 million in the third quarter of fiscal 2015 compared with $933,000 in the same quarter last year. This marked our eighth consecutive quarterly increase in industrial product line sales, which have benefited from the strong manufacturing economy in our region. Industrial sales growth in the third quarter came from sales to new and existing customers primarily in the automotive and packaging markets.

Earnings – Our earnings growth in the third quarter was driven by higher sales volume in the medical and custom products segments and a slightly more profitable sales mix in the medical segment. Total gross profit increased 25% to $5.4 million compared with $4.3 million in the third quarter last year, and our gross margin percentage increased to 34.4% compared with 32.8% in the same quarter last year. The increases in gross profit dollars and gross margin percentage were due primarily to the $2.6 million growth in total sales volume compared with the same quarter last year.

Selling and marketing expenses increased by 7% to $2.7 million in the third quarter this year due to increased activities related to the higher sales volumes in both our medical and custom products segments. R&D expenses increased by 10% to $282,000 due to new-product development projects in the medical segment. Administrative expenses increased by 13% to $1.1 million due to higher costs for incentive compensation and medical benefits combined with lower income from the cash value of life insurance policies.

Operating income increased by 134% to $1.3 million for the third quarter this year compared with $563,000 in the third quarter last year. Non-operating income increased to $64,000 in the third quarter this year compared with $13,000 in the same quarter last year due to realized gains on foreign currency transactions related to our Canadian business. Net income for the third quarter increased by 155% to $963,000, or $0.32 per diluted share, compared with $378,000, or $0.13 per diluted share, in the third quarter last year. The increases in operating income and net income were the result of a 19% increase in sales volume, a slightly more profitable sales mix in the medical segment and lower rates of growth in operating expenses compared with the third quarter of last fiscal year.

Year-to-Date Results

For the first nine months of fiscal 2015, total sales rose 9% to $46.6 million compared with $42.8 million in the first nine months of last fiscal year. The growth in fiscal 2015 year-to-date sales came from higher volumes in our medical segment and, to a lesser extent, higher demand for our industrial product lines compared with the same period in fiscal 2014.

Total medical sales, including M.C. Healthcare, for the first nine months of fiscal 2015 increased by 11% to $35.6 million compared with $32.1 million in the first nine months of last fiscal year. Sales of M.C. Healthcare products were up 35% to $9.3 million in the first nine months of this year compared with $6.9 million in the same period last year. The increase was due to broad-based growth in sales of our beds and related products, led by strong customer demand for our new Encore bed.

Sales of our pressure management product lines, which include all medical products except M.C. Healthcare, increased 4% to $26.3 million during the first nine months of fiscal 2015 compared with $25.2 million in the same period of fiscal 2014. Sales of therapeutic support surfaces rose 9% to $18.5 million compared with $16.9 million in the same period last year. Product leaders within the therapeutic support surface group included our newest products, the Geo-Mattress Ultramax® as well as our PressureGuard APM, Custom Care and Protocol support surfaces.

In the custom products segment, sales for the first nine months of fiscal 2015 were up 2% to $11.0 million compared with $10.8 million in the first nine months of fiscal 2014. Consumer sales for the first nine months of fiscal 2015 decreased by 1% to $8.0 million from $8.1 million in the same period last year due primarily to the loss of a large retail customer in February 2014 that was later regained in November 2014. Industrial sales rose 11% to $2.9 million during the first nine months of this year compared with $2.7 million in the same period last year.

Net income for the first nine months of fiscal 2015 increased 40% to $2.7 million, or $0.90 per diluted share, compared with $1.9 million, or $0.65 per diluted share, in the same period last year. The increase in earnings for the first nine months of fiscal 2015 was the result of higher sales volume in our medical segment, particularly among our M.C. Healthcare product lines.

Future Outlook

“We expect that our sales and earnings for the fourth quarter of fiscal year 2015 will be higher than last year’s fourth quarter due to anticipated growth in medical and custom products sales,” continued Ferguson. “We expect demand for our M.C. Healthcare products to continue to be strong during the fourth quarter, with more modest growth for our therapeutic support surfaces and other medical products. In addition, we expect growth in custom products sales compared with the fourth quarter of last year. We believe sales of consumer products will benefit from increased shipments to our recently regained retail customer as well as continued growth in sales of industrial products due to the healthy regional manufacturing economy,” concluded Ferguson.

Conference Call

The company will conduct a conference call at 10:00 a.m. ET on Thursday, August 6, 2015, to review the Company’s financial and operating results for the third quarter ended June 27, 2015. A live broadcast of the conference call will be available online at www.spanamerica.com under Investor Relations on the About Us tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore®, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of a loss of a key customer or distributor for our products, (c) risks related to international operations and foreign currency exchange associated with our Canadian subsidiary, (d) the possibility of having material uncollectible receivables from one or more key customers or distributors, (e) the potential for volatile pricing conditions in the market for polyurethane foam, (f) raw material cost increases, (g) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (h) the potential for lost sales due to competition from low-cost foreign imports, (i) changes in relationships with large customers or key suppliers, (j) the impact of competitive products and pricing, (k) government reimbursement changes in the medical market, (l) FDA and Health Canada regulation of medical device manufacturing and (m) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	June 27,	June 28,		June 27,	June 28,
	2015	2014	% Chg.	2015	2014	% Chg.

Net sales	$15,813,474	$13,250,985	19%	$46,567,766	$42,812,791	9%
Cost of goods sold	10,372,903	8,907,793	16%	30,696,346	28,428,627	8%
Gross profit	5,440,571	4,343,192	25%	15,871,420	14,384,164	10%
	34.4%	32.8%		34.1%	33.6%

Selling and marketing expenses	2,717,470	2,532,889	7%	8,090,610	7,623,819	6%
Research and development expenses	281,798	256,596	10%	877,726	819,503	7%
General and administrative expenses	1,123,101	990,703	13%	3,316,021	3,032,036	9%
	4,122,369	3,780,188	9%	12,284,357	11,475,358	7%

Operating income	1,318,202	563,004	134%	3,587,063	2,908,806	23%
	8.3%	4.2%		7.7%	6.8%
Non-operating income (expense):
Interest expense	-	(3,160)	100%	(6,285)	(9,479)	34%
Other	64,333	16,209	297%	308,520	44,537	593%
Net non-operating income (expense)	64,333	13,049	393%	302,235	35,058	762%

Income before income taxes	1,382,535	576,053	140%	3,889,298	2,943,864	32%

Income taxes	420,000	198,000	112%	1,183,000	1,009,000	17%
Net income	$962,535	$378,053	155%	$2,706,298	$1,934,864	40%
	6.1%	2.9%		5.8%	4.5%

Net income per common share:
Basic	$0.32	$0.13	152%	$0.91	$0.66	38%
Diluted	0.32	0.13	154%	0.90	0.65	39%

Dividends per common share (1)	$0.15	$0.14	7%	$1.45	$0.42	245%

Weighted average shares outstanding:
Basic	2,991,192	2,961,128	1%	2,976,994	2,944,653	1%
Diluted	3,017,536	3,004,726	0%	3,006,430	2,991,124	1%

Supplemental data:
Depreciation expense	$222,848	$253,686	-12%	$646,336	$643,077	1%
Amortization expense	88,616	73,161	21%	271,208	324,004	-16%

(1) Dividends per common share for the nine months ended June 27, 2015 include a special dividend of $1.00 per share paid on January 7, 2015.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	June 27,	Sept. 27,
	2015	2014
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$6,159,687	$6,865,931
Accounts receivable, net of allowances	7,512,051	5,851,822
Inventories	6,639,527	7,395,955
Deferred income taxes	272,504	271,828
Prepaid expenses	607,398	760,967
Total current assets	21,191,167	21,146,503

Property and equipment, net	4,679,874	4,888,096
Goodwill	4,068,673	4,291,843
Intangibles, net	2,411,612	2,860,260
Other assets	2,738,736	2,660,132
	$35,090,062	$35,846,834

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,000,639	$2,477,198
Accrued and sundry liabilities	2,762,483	2,051,662
Total current liabilities	5,763,122	4,528,860

Deferred income taxes	371,080	160,685
Deferred compensation	396,319	457,457
Total long-term liabilities	767,399	618,142

Total liabilities	6,530,521	5,147,002

Shareholders’ equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,991,192 at June 27, 2015 and 2,962,007 at Sept. 27, 2014	3,421,081	3,064,658
Additional paid-in capital	926,811	906,834
Retained earnings	26,139,675	27,735,768
Accumulated other comprehensive loss	(1,928,026)	(1,007,428)
Total shareholders’ equity	28,559,541	30,699,832

	$35,090,062	$35,846,834

Note: The Balance Sheet at September 27, 2014 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer